UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2021

CrossAmerica Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-35711	45-4165414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Hamilton Street, Suite 500 Allentown, PA	18101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 625-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	CAPL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets

As previously disclosed in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) by CrossAmerica Partners LP (“CrossAmerica” or the “Partnership”) on April 29, 2021, certain newly formed subsidiaries of CrossAmerica, including Joe’s Kwik Marts LLC (collectively, “Buyer”), entered into an Asset Purchase Agreement on April 28, 2021 (the “Asset Purchase Agreement”) with 7-Eleven, Inc., a Texas corporation (“7-Eleven”), pursuant to which Buyer agreed to purchase certain assets related to the ownership and operation of 106 company operated sites (90 fee; 16 leased) located in the Mid-Atlantic and Northeast regions of the U.S. (collectively, the “Properties”) for an aggregate purchase price of $263.0 million, subject to adjustment in accordance with the terms of the Asset Purchase Agreement.

The assets being purchased by Buyer include real property and leasehold rights to the Properties, and all inventory and other assets located at the Properties, other than specific excluded assets, such as rights to intellectual property or rights with respect to “7-Eleven” or “Speedway” branding. The vast majority of the sites being purchased have been operating under the Speedway brand, and all sites are being rebranded in connection with the closing of such sites pursuant to the Asset Purchase Agreement. Buyer is also assuming certain specified liabilities associated with the assets.

Buyer is closing the acquisition of the Properties on a rolling basis of generally ten sites per week. In late June 2021, Buyer consummated the initial closing under the Asset Purchase Agreement, which consisted of two Properties for a purchase price of $4.2 million. Through August 18, 2021, Buyer consummated the acquisition of 45 Properties for an aggregate purchase price of $146.3 million. CrossAmerica is funding these transactions primarily through the senior secured credit facility under the previously disclosed Credit Agreement among CAPL JKM Partners LLC, an indirect wholly-owned subsidiary of CrossAmerica (“Borrower”), CAPL JKM Holdings LLC, an indirect wholly-owned subsidiary of CrossAmerica and the sole member of Borrower, and Manufacturer and Traders Trust Company, as administrative agent, swingline lender and issuing bank, as well as through undrawn capacity under the CAPL Credit Facility (as defined below) and cash on hand. The Partnership entered into the CAPL Credit Facility on April 1, 2019 (as amended, the “CAPL Credit Facility”), with the lenders from time to time party thereto and Citizens Bank, N.A., as administrative agent, swing line lender and letter of credit issuer. Pursuant to, and subject to the terms and conditions set forth in, the Asset Purchase Agreement, CrossAmerica expects Buyer to complete the acquisition of the remaining 61 Properties for an aggregate purchase price of approximately $131.0 million.

The above description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is filed as Exhibit 2.1 to the Partnership’s Quarterly Report on Form 10-Q filed with the SEC on May 11, 2021 and which is incorporated herein by reference.

Item 9.01Financial Statements and Exhibits

(a) Financial Statement of Businesses Acquired

CrossAmerica intends to file the historical financial statements required by Item 9.01(a) of Form 8-K in an amendment to this report under cover of Form 8-K/A no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information

CrossAmerica intends to furnish the pro forma financial information required by Item 9.01(b) of Form 8-K in an amendment to this report under cover of Form 8-K/A no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d) Exhibits

Exhibit No.	Description
2.1

Asset Purchase Agreement, dated April 28, 2021, by and between 7-Eleven Inc., the Speedway Subsidiary Sellers, and CrossAmerica Partners LP (incorporated by reference to Exhibit 2.1 to the Quarterly Report on Form 10-Q for CrossAmerica Partners LP, filed with the Securities and Exchange Commission on May 11, 2021).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CrossAmerica Partners LP
By:	CrossAmerica GP LLC
its general partner

By:	/s/ Keenan D. Lynch
	Name:	Keenan D. Lynch
	Title:	General Counsel and Corporate Secretary

Dated: August 23, 2021